FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

CITIZENS FIRST FINANCIAL CORP.
ANNOUNCES THIRD QUARTER UNAUDITED RESULTS
AND DIVIDEND TO BE PAID

Bloomington, Illinois, November 1, 2004 — Citizens First Financial Corp. (the “Company”) (Nasdaq- CFSB), the parent company of Citizens Savings Bank (the “Bank”), announced that the Board of Directors has declared a dividend of $0.10 per share to be paid on November 26, 2004, to stockholders of record on November 12, 2004.

In addition, the Company announced net income for the nine months ended September 30, 2004 of $2,017,000, compared to net income of $1,960,000 for the nine months ended September 30, 2003, an increase of $57,000 or 2.9%. The Company had basic and diluted earnings per share of $1.34 and $1.26, respectively for the nine months ended September 30, 2004 compared to basic and diluted earnings per share of $1.33 and $1.22, respectively, for the nine months ended September 30, 2003.

The Company had net income for the three months ended September 30, 2004 of $599,000, compared to net income of $497,000 for the three months ended September 30, 2003, an increase of $102,000 or 20.5%. The Company had basic and diluted earnings per share of $0.40 and $0.38, for the three months ended September 30, 2004, compared to basic and diluted earnings per share of $0.33 and $0.31, respectively, for the three months ended September 30, 2003.

“I feel the Company turned the corner for the year 2004 during the third quarter as witnessed by our net income year to date and for the three months ended September 30”, said C. William Landefeld, President and Chief Executive Officer. “Hopefully, we can maintain this momentum for the balance of the year.”

Net interest income increased from $7,980,000 for the nine months ended September 30, 2003 to $8,073,000 for the nine months ended September 30, 2004, an increase of $93,000 or 1.2%. Interest income decreased to $13,187,000 for the nine months ended September 30, 2004 from $14,704,000 for the nine months ended September 30, 2003. The decrease was attributable to a 49 basis point decrease in the average yield on interest-earning assets and a $7.0 million decrease in the average balance of interest earning assets. Interest expense decreased to $5,114,000 for the nine months ended September 30, 2004 from $6,724,000 for the nine months ended September 30, 2003. The decrease was due to a 67 basis point decrease in the average rate paid on interest-bearing liabilities and a $9.0 million decrease in the average balance of interest-bearing liabilities.

There was a negative provision for loan losses of $109,000 for the nine months ended September 30, 2004, compared to a provision for loan losses of $867,000 for the nine months ended September 30, 2003, a change of $976,000. The decrease was primarily due to the recovery in the first quarter of 2004 of $389,000 from a loan that had been previously charged off and the decrease in the size of the loan portfolio.

Noninterest income decreased from $2,596,000 for the nine months ended September 30, 2003 to $1,405,000 for the nine months ended September 30, 2004, a decrease of $1,191,000. The decrease was primarily due to a decrease of $996,000 in net gains on loan sales and a decrease of $170,000 in gains on sales of land in a joint venture, offset by an $88,000 increase in service charges on deposit accounts and an $82,000 increase in the cash surrender value of life insurance policies.

Noninterest expense decreased from $6,548,000 for the nine months ended September 30, 2003 to $6,377,000 for the nine months ended September 30, 2004, a decrease of $171,000 or 2.6%, because of a decrease of $353,000 in net loss on sale or write-down of foreclosed assets. Additional write-downs were taken in the first quarter of 2004 on commercial properties included in foreclosed assets based on the sales price of one property and lower expectations for the sale of another property.

The Bank currently has five offices in central Illinois.

CITIZENS FIRST FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION
(In thousands except for per share data)

	09/30/04	12/31/03
	(Unaudited)
Balance Sheet Data
Total assets	$327,103	$349,515
Cash and cash equivalents	$32,475	$16,831
Investment securities	$26,998	$20,746
FHLB stock	$15,914	$15,206
Loans held for sale	$963	$376
Loans	$240,081	$282,477
Allowance for loan losses	$3,214	$3,072
Deposits	$231,416	$250,013
Borrowings	$58,750	$63,975
Equity capital	$34,213	$32,992
Book value per common share	$22.83	$22.00

	Quarter ended		Nine months ended
	09/30/04	09/30/03	09/30/04	09/30/03
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Summary of Operations
Interest income	$4,157	$4,882	$13,187	$14,704
Interest expense	1,575	2,137	5,114	6,724

Net interest income	2,582	2,745	8,073	7,980
Provision for loan losses	141	476	(109)	867
Noninterest income	429	1,013	1,405	2,596
Noninterest expense	1,916	2,502	6,377	6,548

Income before income tax	954	780	3,210	3,161
Income tax expense	355	283	1,193	1,201

Net income	$599	$497	$2,017	$1,960

Earnings per share:
Basic	$0.40	$0.33	$1.34	$1.33
Diluted	$0.38	$0.31	$1.26	$1.22
Ratios Based on Net Income
Return on average stockholders’ equity	7.06%	6.00%	7.98%	8.03%
Return on average assets	0.72%	0.57%	0.79%	0.74%
Net interest yield on average earning assets	3.33%	3.40%	3.37%	3.25%